Exhibit 3.3

CERTIFICATE OF INCORPORATION
OF
KH ACQUISITION I CO.

FIRST:     The name of the Corporation is KH Acquisition I Co.
SECOND:     The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:     The total number of shares of stock that the Corporation shall have authority to issue is three thousand (3,000) shares, all of which shall be Common Stock, $0.01 par value per share.
FIFTH:     The name and mailing address of the incorporator is as follows:
Name                Mailing Address

Dennis B. Angers        Baker & Hostetler LLP
Key Tower
127 Public Square
Suite 2000
Cleveland,OH 44114
SIXTH:    Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws of the Corporation, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.
THE UNDERSIGNED, being the incorporator above named for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument the 21st day of February, 2018, and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.
/s/ Dennis B. Angers
Dennis B. Angers, Incorporator

Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KH ACQUISITION I CO.

(under Section 242 of the Delaware General Corporation Law)
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of KH Acquisition I Co., a Delaware corporation (the “Corporation”), does hereby certify the following:
FIRST:        The name of the Corporation is KH Acquisition I Co.
SECOND:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 21, 2018.
THIRD:    The Certificate of Incorporation of the Corporation is hereby amended to change the first paragraph thereof, relating to the name of the Corporation. Accordingly, first paragraph of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“FIRST:    The name of the Corporation is Kirkhill Inc.”

FOURTH:    This amendment to the Certificate of Incorporation of the Corporation was approved by the Board of Directors of the Corporation and by written consent of the sole stockholder of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 15th day of March, 2018.

KH Acquisition I Co.

By:    /s/ Halle F. Terrion
Name:    Halle F. Terrion

Title:	Secretary